Exhibit 10.1
FORM OF
AMENDED AND RESTATED
OPERATING AGREEMENT
OF
TURNER INVESTMENT PARTNERS, LLC
EFFECTIVE AS OF [                    ]

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ii

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AMENDED AND RESTATED
OPERATING AGREEMENT
OF
TURNER INVESTMENT PARTNERS, LLC
     This AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”) of Turner Investment Partners, LLC, a Pennsylvania limited liability company (the “Company”), is made and entered into, effective as of [___], 2008, by RETurner Holdings, LLC, a Pennsylvania limited liability company (“RETurner”), as sole manager, Turner Investments, Inc., a Pennsylvania corporation (“TI”), as prospective sole manager, and each individual and entity listed on Schedule I attached hereto that has executed and delivered the Joinder Agreement attached as Exhibit A hereto.
W I T N E S S E T H:
     WHEREAS, the Company was formed as a limited liability company pursuant to the Pennsylvania Limited Liability Company Law of 1994, as it may be amended from time to time (the “Act”), by the filing of a Certificate of Organization (the “Certificate of Organization”) with the Department of State of the Commonwealth of Pennsylvania on October 15, 2007;
     WHEREAS, the sole member of the Company is Turner Investment Management LLC, a Maryland limited liability company (“TIM”), and the sole manager of the Company is RETurner;
     WHEREAS, RETurner desires to amend and restate the Operating Agreement, dated as of October 15, 2007, entered into by TIM, to reflect the following events, which are expected to occur on the IPO Date (defined below) in the order listed below:
•	the distribution of the Membership Interests held by TIM to the members of TIM, namely, Turner Investment Partners, Inc., a Pennsylvania corporation (“TIP”), and Thomas J. DiBella (“T. DiBella”), where TIP shall receive 3,147,918 Membership Units and T. DiBella shall receive [ ] Membership Units;

•	the purchase by TIP of [ ] Membership Units held by T. DiBella;

•	the issuance of 31,065,103 Membership Units by the Company to TIP in consideration for the contribution by TIP of substantially all of its assets and liabilities pursuant to a contribution agreement dated as of the date hereof;

•	the addition of Turner Founders, L.P., a Pennsylvania limited partnership (“Founders”), as a Member upon the transfer of 21,157,739 Membership Units from TIP to Founders;

•	the addition of Frank L. Sustersic, William C. McVail, Robb J. Parlanti, David Kovacs, Thomas R. Trala, Jr. and Glenn A. Dever (collectively, the “Former TIP Members”) as Members and the transfer of an aggregate amount of 2,791,375 Membership Units from TIP to the Former TIP Members;

•	the addition of TI, as a Member and the sole Manager of the Company and the transfer of 10,500,000 Membership Units from TIP to TI; and
     WHEREAS, the Company and the Members will benefit from the service of TI as the sole Manager of the Company and from the guidance that the directors and officers of TI will provide to TI and thus indirectly to the Company and its Members.
     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):
          (a) “Act” has the meaning set forth in the recitals of this Agreement.
          (b) “Adjusted Capital Account Balance” means, with respect to each Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
               (i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of each of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and
               (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.
          (c) “Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

          (d) “Agreement” has the meaning set forth in the preamble of this Agreement.
          (e) “Amended and Restated Articles of Incorporation” means the Amended and Restated Articles of Incorporation of TI, as filed on [ ], 2008 with the Department of State of the Commonwealth of Pennsylvania pursuant to the Pennsylvania Business Corporation Law of 1988, as may be amended from time to time.
          (f) “Asset Value” means, with respect to any asset, the asset’s adjusted tax basis for federal income tax purposes, except as follows: (i) the initial Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed by the contributing Member and the Manager; (ii) the Asset Values of all assets of the Company shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (A) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest in the Company, and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that an adjustment pursuant to clause (A) or (B) shall be made only if the Manager reasonably determines that such an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (iii) the Asset Value of any Company property distributed to any Member shall be adjusted to equal its fair market value on the date of distribution, as agreed by the distributee Member and the Manager; and (iv) the Asset Value of each asset shall be increased (or decreased) to reflect any adjustments to the adjusted tax basis of such asset pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m). If the Asset Value of an asset has been determined or adjusted pursuant to the preceding clause (i), (ii), or (iv), such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses hereunder.
          (g) “Assumed Tax Rate” means forty-five percent (45%) or such higher rate as the Manager may determine.
          (h) “Bankruptcy” of a Member shall be deemed to occur for purposes of this Agreement if:
               (i) an involuntary petition under any bankruptcy or insolvency Law or under the reorganization provisions of any such Law is filed with respect to such Member or a receiver of or for the property of such Member is appointed without acquiescence of such Member, which petition or appointment remains undischarged or unstayed for an aggregate period of ninety (90) days (whether or not consecutive); or
               (ii) a voluntary petition under any bankruptcy or insolvency Law or under the reorganization provisions of any such Law is filed by such Member, a voluntary assignment of such Member’s property for the benefit of creditors is made, or a receiver of or for the property of such Member is appointed by, or acquiesced in, by such Member.
          (i) “Beneficial Owner,” “Beneficially Own” or “Beneficial Ownership” has the meaning given such term in Rule 13d-3 (as in effect on the date hereof) under the Exchange Act. For purposes of this Agreement, a minor for whom Membership Units or other securities are held pursuant to the Uniform Gifts to Minors Act or similar law shall be considered the Beneficial Owner of such securities.
          (j) “Board” means the board of directors of TI.
          (k) “By-laws” means the Amended and Restated By-laws of TI, as may be amended from time to time.
          (l) “Capital Account” means the separate capital account maintained for each Member in accordance with Section 6.4 hereof.
          (m) “Capital Contribution” means, with respect to any Member, the aggregate amount of money contributed to the Company and the Asset Value of any property (other than money) contributed to the Company pursuant to Article 6.
          (n) “Certificate of Dissolution” has the meaning set forth in Section 2.3 of this Agreement.
          (o) “Certificate of Organization” has the meaning set forth in the recitals of this Agreement.
          (p) “Class A Common Stock” means Class A common stock, par value $0.01 per share, of TI.
          (q) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. The reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.
          (r) “Company” has the meaning set forth in the preamble of this Agreement.

          (s) “Contingencies” has the meaning set forth in Section 9.3(b) of this Agreement.
          (t) “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
          (u) “Credit Amount” has the meaning set forth in Section 5.1(b)(ii) of this Agreement.
          (v) “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further that, if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by the Manager.
          (w) “Dissolution Event” has the meaning set forth in Section 9.2 of this Agreement.
          (x) “Drag-Along Members” has the meaning set forth in Section 11.4 of the Agreement.
          (y) “Drag-Along Right” has the meaning set forth in Section 11.4 of the Agreement.
          (z) “Expenses” has the meaning set forth in Section 10.2(b) of this Agreement.
          (aa) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          (bb) “Exchange Rights” has the meaning set forth in Section 8.7(a) of this Agreement.
          (cc) “Final Tax Amount” has the meaning set forth in Section 5.1(b)(ii) of this Agreement.

          (dd) “Fiscal Year” means, unless the Code requires another period to be used, (i) the period commencing upon the formation of the Company and ending on December 31, 2007, (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (ii) of this sentence for which the Company is required to allocate Net Profits, Net Losses and other items of Company income, gain, loss or deduction pursuant to Article 6 hereof.
          (ee) “Former TIP Members” has the meaning set forth in the recitals of this Agreement.
          (ff) “Founders” has the meaning set forth in the recitals of this Agreement.
          (gg) “GAAP” means United States generally accepted accounting principles as in effect from time to time.
          (hh) “IPO Date” means the date of the initial closing of the initial public offering of Class A Common Stock on Form S-1.
          (ii) “Incentive Plan” means the Turner Investments, Inc. 2007 Omnibus Equity Compensation Plan or any other incentive plan adopted by TI in accordance with the approval procedures set forth in the Amended and Restated Articles of Incorporation or the By-laws.
          (jj) “Indemnified Representative” has the meaning set forth in Section 10.2(b) of this Agreement.
          (kk) “IPO Units” has the meaning set forth in Section 8.7(b) of this Agreement.
          (ll) “Issuance Time” has the meaning set forth in Section 8.4 of this Agreement.
          (mm) “Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or any Member, as the case may be.
          (nn) “Liquidation Agent” has the meaning set forth in Section 9.3 of this Agreement.
          (oo) “Manager” means (i) from the date hereof until TI becomes a Member, RETurner or any successor thereto, and (ii) on and after the date that TI becomes a Member, TI or any successor to TI.

          (pp) “Material Transaction” means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the Members immediately prior to such consolidation, merger or reorganization, do not hold at least a majority of the resulting or surviving corporation’s voting power immediately after such consolidation, merger or reorganization (solely in respect of their equity interests in the Company), (ii) the sale, lease, or other disposition of all or substantially all of the assets of the Company or (iii) the transfer by the Members (in one or a series of related transactions) to one person or group of related persons of Membership Units constituting not less than a majority of the outstanding Membership Units.
          (qq) “Member” means the Persons listed on Schedule I hereto and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act, in each case so long as such Person is shown on the Company’s books and records as the owner of one or more Membership Units. The Members shall constitute the “members” (as that term is defined in the Act) of the Company. Reference to a “Member” means any one of the Members.
          (rr) “Membership Interest” means, a Member’s entire equity interest in the Company, including the Membership Units owned by such Member and any right of such Member to the return of Capital Contributions and any interest thereon.
          (ss) “Membership Unit” means the unit representing a Member’s interest in the Company, including such Member’s (i) ownership interest in the Company, (ii) right to share in any Net Profits, Net Losses and any distributions of the Company, and (iii) right, if any, to participate in the management of the Company or any other decision of the Members pursuant to this Agreement.
          (tt) “Net Profits” and “Net Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:
               (i) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;
               (ii) (any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;
               (iii) in the event the Asset Value of any asset of the Company is adjusted in accordance with paragraph (ii) or paragraph (iii) of the definition of “Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;
               (iv) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Asset Value;
               (v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period; and
               (vi) any items which are specially allocated pursuant to Sections 6.6 and 6.9 shall not be taken into account in computing Net Profits or Net Losses.
The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 6.6 and 6.9 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (v) above.
          (uu) “Non-TI Member” has the meaning set forth in Section 8.7(a) of this Agreement.
          (vv) “Notice of Exchange” means the Notice of Exchange substantially in the form attached as Exhibit B hereto.
          (ww) “Officers” has the meaning set forth in Section 4.1(a) of this Agreement.
          (xx) “Other Members” means the Members, other than TI and Founders.
          (yy) “Percentage Interest” means a Member’s aggregate economic percentage interest in the Company as determined by dividing the number of Membership Units owned by such Member by the number of Membership Units then owned by all Members.
          (zz) “Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust, other entity, unincorporated or governmental organization or any agency or political subdivision thereof.
          (aaa) “Proceeding” has the meaning set forth in Section 10.2(b) of this Agreement.

          (bbb) “Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
          (ccc) “Regulatory Allocations” has the meaning set forth in Section 6.9 of this Agreement.
          (ddd) “RETurner” has the meaning set forth in the preamble of this Agreement.
          (eee) “Rule 144” has the meaning set forth in Section 8.6(c)(iv) of this Agreement.
          (fff) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by thereunder.
          (ggg) “T. DiBella” has the meaning set forth in the recitals of this Agreement.
          (hhh) “Tax Advances” has the meaning set forth in Section 5.1(b)(i) of this Agreement.
          (iii) “Tax Amount” has the meaning set forth in Section 5.1(b)(i) of this Agreement.
          (jjj) “Tax Matters Member” has the meaning set forth in Section 6.8 of this Agreement.
          (kkk) “TI” has the meaning set forth in the recitals of this Agreement.
          (lll) “TIM” has the meaning set forth in the recitals of this Agreement.
          (mmm) “TIP” has the meaning set forth in the recitals of this Agreement.
          (nnn) “Transfer” means, in respect of any Membership Unit or Membership Interest, property or other asset, any sale, assignment, transfer, distribution, exchange, hypothecation, mortgage, pledge, grant of a security interest in or other disposition thereof or encumbering of all or any part thereof, whether voluntarily or by operation of Law.

ARTICLE 2
FORMATION, TERM, PURPOSE AND POWERS
     2.1 Formation.
          (a) The Company was formed as a limited liability company under the provisions of the Act by the filing on October 15, 2007 of the Certificate of Organization with the Department of State of the Commonwealth of Pennsylvania. Each of the Persons listed on Schedule I, by virtue of the execution of this Agreement, are Members. The rights and liabilities of the Members shall be as provided in the Act, except as is otherwise expressly provided herein.
          (b) Hereafter, the Manager or any Officer designated by the Manager shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatement thereof or corrections thereto) required or permitted by the Act to be filed with the Department of State of the Commonwealth of Pennsylvania.
     2.2 Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of, “Turner Investment Partners, LLC”.
     2.3 Term. The term of the Company commenced on the date of the filing of the Certificate of Organization, and, pursuant to 15 Pa.C.S. §8971(b), the term shall be perpetual. The existence of the Company as a separate legal entity shall continue until the filing of a Certificate of Dissolution (the “Certificate of Dissolution”) with the Department of State of the Commonwealth of Pennsylvania in the manner required by the Act.
     2.4 Offices. The Company’s principal office shall be located at 1205 Westlakes Drive, Suite 100, Berwyn, Pennsylvania 19312, or at such other place as may be determined by the Manager. The Company may have other offices at such other places within or without the Commonwealth of Pennsylvania as the Manager from time to time may select.
     2.5 Registered Agent and Office for Service of Process. The Company’s registered agent and registered office for service of process in the Commonwealth of Pennsylvania shall be as set forth in the Certificate of Organization, as the same may be amended by the Manager from time to time.
     2.6 Business Purpose. The purpose of the Company shall be to carry on any lawful business, purpose or activity for which limited liability companies may be organized under the Act.
     2.7 Powers of the Company. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.6, including, without limitation, the ability to sue and be sued, to sign contracts, to acquire property and to take any other lawful action in its own name.
     2.8 Foreign Qualifications. The Manager shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent, in the reasonable judgment of the Manager, such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Manager may direct any Officer to and, at the request of the Manager or any Officer, each Member shall, execute, acknowledge, swear to and deliver any or all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.
     2.9 Maintenance of Separate Existence. The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member and any Affiliate of any Member, including maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other Person, and shall not commingle the Company’s assets with those of any Affiliate of the Company or any other Person.
     2.10 No Personal Liability. Except as otherwise required by applicable law, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Subject to Section 3.1(a), no Member in its capacity as a Member shall have any power to represent, act for, sign for or bind the Company.
     2.11 Admission of New Members.
          (a) As of the date of this Agreement, the Members and their respective address, number of Membership Units, Percentage Interest and amount of Initial Capital Contribution of each Member are listed in Schedule I. In each case subject to Section 2.11(c), (i) TIP is hereby admitted to the Company as a Member upon (x) the transfer to TIP of that certain number of Membership Units from TIM pursuant to the distribution of all of the Membership Interests held by TIM to TIM’s members and (y) the issuance of that certain number of Membership Units by the Company to TIP in consideration for the contribution by TIP of substantially all its assets and liabilities, (ii) TI is hereby admitted to the Company as a Member upon the transfer to TI of that certain number of Membership Units from TIP pursuant to that certain Unit Purchase Agreement, between TIP and TI, (iii) T. DiBella is hereby admitted to the Company as a Member upon the transfer to T. DiBella of that certain number of Membership Units from TIM pursuant to the distribution of all of the Membership Interests held by TIM to TIM’s members, (iv) Founders is hereby admitted to the Company as a Member upon transfer to Founders of that certain number of Membership Units from TIP pursuant to that certain Contribution Agreement entered into between Founders and TIP and (v) each of the Former TIP Members is hereby admitted to the Company as a Member upon transfer to each Former TIP Member of that certain number of Membership Units from TIP pursuant to each respective Stock Purchase Agreement entered into between TIP and each of the Former TIP Members. Following the admission of the Members contemplated by the prior sentence, Schedule I shall be replaced with the information provided in Schedule II.
          (b) Subject to the prior written consent of the Members holding at least 80% of the outstanding Membership Units and subject to Section 2.11(c), a new Person may be admitted from time to time as a Member; provided, however, that no prior written consent of the Members will be required for the admission as a Member of any Person to whom Membership Units are transferred (i) in connection with a merger or consolidation of TIP, Founders, TI or the Company or (ii) pursuant to Sections 2.11(a), 8.5 or 8.8. The Company’s books and records shall reflect the name, address, number of Membership Units, Percentage Interest and amount of Initial Capital Contribution of each such new Member and new Percentage Interest of each existing Member, which shall have the effect of amending Schedule I hereto.
          (c) Prior to any Person being admitted as a Member, each such Person shall execute a joinder agreement to this Agreement, substantially in the form attached hereto as Exhibit A.
     2.12 Withdrawal. No Member shall have the right to voluntarily withdraw as a Member other than following the transfer of all Membership Units owned by such Member, which transfer shall be in accordance with Section 8.8.
     2.13 Waiver of Duties.
          (a) This Agreement is not intended to create or impose any fiduciary duty on any of the Members or the Manager, or their respective Affiliates. Notwithstanding anything to the contrary contained in this Agreement or other applicable provision of Law or equity, to the maximum extent permitted by the Act, a Member or Manager, and their respective Affiliates, shall owe no duties (including fiduciary duties) to the Company or the other Members.
          (b) Notwithstanding anything to the contrary contained in this Agreement or other applicable provision of law or equity, to the maximum extent permitted by the Act, no Member or Manager, or their respective Affiliates, shall be liable to the Company or any other Member for breach of this Agreement or any duty (including any fiduciary duty) that results in loss or damages sustained by the Company or to any Member; provided that, such Member or Manager may be liable to the Company or any other Member for any act or omission that constitutes a bad faith violation of the implied covenant of good faith and fair dealing.

          (c) In performing such duties, each Member or Manager shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which dividends or distributions to Members might properly be paid) of the following Persons or groups: one or more Officers or employees of the Company; any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company, the Manager, the Board or any committee of the Board; or any other Person who has been selected with reasonable care by or on behalf of the Company, the Manager, the Board or any committee of the Board, in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence.
     2.14 No State-Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or Officer shall be a partner or joint venturer of any other Member or Officer, for any purposes other than federal income and, if applicable, state income or franchise, or other local or foreign tax purposes, and this Agreement shall not be construed to the contrary.
     2.15 Tax Classification. The Members intend that the Company shall be treated as a partnership for federal income tax purposes and, if applicable, state income or franchise tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.
ARTICLE 3
MANAGEMENT
     3.1 Manager.
          (a) The business, property and affairs of the Company shall be managed under the exclusive direction of the Manager, which may from time to time by resolution delegate authority to Officers or to others to act on behalf of the Company. The Manager shall not engage in any other business activity except for the management of the Company and its subsidiaries.
          (b) TI shall become the sole Manager on and after the date TI becomes a Member.
          (c) Without limiting the foregoing provisions of this Section 3.1, the Manager shall have the general power to manage or cause the management of the Company within the scope of the business purpose set forth in Section 2.6, including the following powers which may, subject to any limitations set forth in this Agreement, be delegated to Officers of the Company:

               (i) to have developed and prepared a business plan each year which will set forth the operating goals and plans for the Company;
               (ii) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;
               (iii) to develop or cause to be developed accounting procedures for the maintenance of the Company’s books of account;
               (iv) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;
               (v) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;
               (vi) to enter into, perform and carry out contracts of any kind, including contracts with any Member or any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to or incidental to the accomplishment of the purpose of the Company;
               (vii) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby) or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;
               (viii) to lend money for any proper purpose, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;
               (ix) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;
               (x) to appoint employees and agents of the Company and define their duties and fix their compensation;

               (xi) to engage attorneys, consultants and accountants for the Company;
               (xii) to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;
               (xiii) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;
               (xiv) to borrow money and issue evidences of indebtedness and guaranty indebtedness (whether of the Company or any of its subsidiaries), and to secure the same by a mortgage, pledge or other lien on the assets of the Company;
               (xv) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and
               (xvi) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.
     3.2 Compensation. The Manager shall not be entitled to compensation for services rendered to the Company in its capacity as Manager.
     3.3 Reimbursements. Except as set forth in this Agreement, the Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company, and (b) in the sole discretion of the Manager, reimburse the Manager or any employee or director of the Company or the Manager for any out-of-pocket costs, fees and expenses incurred by them in connection therewith. In light of the fact that the Manager is the managing member of the Company and provides a means through which Members may exchange their Membership Units for Class A Common Stock, the Manager may cause the Company to pay or bear all expenses of the Manager, including, without limitation, costs of securities offerings, Board compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, provided that, without limiting the right of the Manager to receive distributions pursuant to Section 5(b), the Company shall not pay or bear any income tax obligations of the Manager pursuant to this Section 3.3.
     3.4 Authority of Members. Except as expressly provided herein, the Membership Units do not confer any rights upon the Members to participate in the control and management of the business of the Company described in this Agreement, which conduct, control and management shall be vested exclusively in the Manager. Except as otherwise expressly provided herein, in all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Manager shall be the decision of the Company. Except as required by Law, or expressly provided herein or by separate agreement with the Company, no Member who is not also a Manager (and acting in such capacity) shall take any part in the control or management of the operation or business of the Company in its capacity as a Member, nor shall any Member who is not also a Manager (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member. Notwithstanding the foregoing, the Company may employ one or more Members from time to time, and such Members, in their capacity as employees of the Company, may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Manager.
     3.5 Voting Power. Except as otherwise specifically set forth herein, or as required by Law, Members shall have no voting rights whatsoever.
     3.6 Action by Written Consent. Except as otherwise specifically set forth herein, any action required or permitted to be taken by the Members pursuant to this Agreement shall be taken if the Members holding a majority (or such other threshold required as set forth herein) of the outstanding Member Units in the Company consent thereto in writing.
ARTICLE 4
OFFICERS
     4.1 Officers.
          (a) The Manager or its delegee may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business, including employees, agents and other Persons (any of whom may be a Member). The Manager or its delegee may designate officers of the Company (“Officers”), with titles including but not limited to “chief executive officer,” “chief investment officer,” “chairman,” “president,” “vice president,” “treasurer,” “secretary,” “assistant secretary,” “general counsel,” “chief compliance officer,” “chief financial officer” and “chief operating officer.” Any number of titles may be held by the same person. Officers need not be residents of the Commonwealth of Pennsylvania or Members. Any Officers so designated shall have such authority and perform such duties as the Manager or its delegee may, from time to time, delegate to them; provided that, in the absence of an express delegation of authority and duties, such persons shall have the authority and duties normally associated with such offices. Each Officer so designated shall hold office until his successor shall be duly designated or until his death, resignation or removal. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager or its delegee.

          (b) Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, at any time by the Manager. Designation of an Officer shall not of itself create any contractual or employment rights.
          (c) The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the Commonwealth of Pennsylvania.
     4.2 Management Policies. The initial management policies of the Company will be the same as the general policies and programs of TIP immediately preceding the date hereof.
ARTICLE 5
DISTRIBUTIONS
     5.1 Distributions.
          (a) Except as provided in Section 5.2, the Manager, in its discretion, may authorize distributions by the Company to the Members pro rata in accordance with their respective Percentage Interests.
          (b)
               (i) Notwithstanding the foregoing, if the Manager reasonably determines that the Net Profits of the Company for a Fiscal Year will give rise to net taxable income for the Members or, in the case of Founders, any of its equity holders or equity holders of such equity holders (after giving effect to cumulative Net Losses from prior Fiscal Years available to offset such Net Profits), the Manager shall cause the Company to distribute available cash for purposes of allowing the Members or, in the case of Founders, any of its equity holders or equity holders of such equity holders, to fund their respective income tax liabilities (the “Tax Advances”). The Tax Advances payable with respect to any Fiscal Year shall be computed based upon the Manager’s estimate of the net taxable income attributable to Net Profits of the Company for such Fiscal Year (after giving effect to cumulative Net Losses from prior Fiscal Years available to offset such Net Profits), multiplied by the Assumed Tax Rate (the “Tax Amount”). For purposes of computing the Tax Amount, the effect of any benefit to a Member under Section 743 of the Code, if any, will be ignored. Tax Advances shall be distributed to the Members on a pro rata basis in accordance with their respective Percentage Interests, but in no event shall the distributed amount exceed the available working capital of the Company, as determined in the reasonable discretion of the Manager.

               (ii) Tax Advances shall be calculated and paid no later than one day prior to each quarterly due date for the payment of estimated taxes under the Code in the following manner: (i) for the first quarterly period, 25% of the Tax Amount, (ii) for the second quarterly period, 50% of the Tax Amount, less the prior Tax Advances for the Fiscal Year, (iii) for the third quarterly period, 75% of the Tax Amount, less the prior Tax Advances for the Fiscal Year and (iv) for the fourth quarterly period, 100% of the Tax Amount, less the prior Tax Advances for the Fiscal Year. Following each Fiscal Year, and no later than one day prior to the due date for the payment by individuals or corporations, whichever is earlier, of income taxes for such Fiscal Year under the Code, the Manager shall make a final calculation of the Tax Amount for such Fiscal Year (the “Final Tax Amount”), and shall cause the Company to distribute a Tax Advance, subject to the availability of working capital, to the extent that the Final Tax Amount so calculated exceeds the cumulative Tax Advances previously made by the Company in respect of such Fiscal Year. If the Final Tax Amount is less than the cumulative Tax Advances previously made by the Company in respect of the relevant Fiscal Year, then the difference (the “Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Advances made to the Members for subsequent Fiscal Years. Any Credit Amount applied against future Tax Advances shall be treated as an amount actually distributed pursuant to this Section 5.1(b) for purposes of the computations herein. Notwithstanding the foregoing, the Manager may make additional Tax Advances subsequent to the Final Tax Amount if it determines that additional Tax Advances are appropriate for such prior Fiscal Year.
               (iii) Any Tax Advances made to a Member pursuant to this Section 5.1(b) shall be repaid to the Company by reducing the amount of the next succeeding distribution or distributions which would otherwise have been made to such Member pursuant to Section 5.1(a) or 9.3 hereof. For the avoidance of doubt, in the event any Member which exchanges any or all of the Membership Units Beneficially Owned by such Member for shares of Class A Common Stock and such Member received Tax Advances, prior to such exchange, Tax Advances that resulted in a Credit Amount, then such Member shall not be required to repay to the Company any such Tax Advances Credit Amount.
          (c) A Member shall have the status of, and is entitled to the remedies available to, a creditor of the Company with regard to distributions that such Member becomes entitled to receive pursuant to this Agreement and the Act.
          (d) For the avoidance of doubt, payments that the Company makes to a Member with regard to services that such Member provides to the Company shall be treated as guaranteed payments under Section 707(c) of the Code and will not be considered distributions for purposes of this Section 5.1
     5.2 Liquidation Distribution. Distributions made upon liquidation of the Company shall be made as provided in Section 9.3.
     5.3 Withholding. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state,

local or foreign taxes that the Manager determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including any taxes required to be withheld by the Company pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Manager that such payment must be made unless (i) the Company withholds such payment from a distribution which would otherwise be made to such Member or (ii) the Manager determines, in its sole discretion, that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to such Member. Any withheld amounts described in clauses (i) and (ii) of the preceding sentence shall be treated as having been distributed to such Member.
     5.4 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Membership Units if such distribution would violate the Act or other applicable Law. The Company shall not make a distribution to the extent that all liabilities of the Company exceed the fair value of the assets of the Company.
ARTICLE 6
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; TAX ALLOCATIONS; TAX MATTERS
     6.1 Initial Capital Contributions. The Members have made, on or prior to the date hereof, Capital Contributions as specified opposite their respective names on Schedule I in the column with the title “Initial Capital Contribution” and own the number of Membership Units as specified opposite their respective names on Schedule I in the column with the title “Membership Units”.
     6.2 Additional Capital Contributions. Except as otherwise provided herein, no Member shall be required to make additional Capital Contributions to the Company without the consent of such Member. Except as otherwise provided herein, no Member shall be permitted to make additional Capital Contributions to the Company without the consent of the Members holding at least 80% of the outstanding Membership Units.
     6.3 Membership Units. All Membership Units shall have identical rights in all respects as all other Membership Units except as otherwise specified in this Agreement or required by applicable law. Each Member hereby agrees that its interest in the Company and in its Membership Units shall for all purposes be personal property. Schedule I to this Agreement may be updated from time to time to reflect changes in the information set forth therein accomplished in accordance with this Agreement, and any such update shall not constitute an amendment to this Agreement and shall not be subject to Section 11.13 hereof. Each Membership Unit in the Company shall constitute a “security” within the meaning of (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the Commonwealth of Pennsylvania, and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.
     6.4 Members’ Capital Accounts. No Member shall have any right to withdraw any portion of its Capital Account, except as otherwise provided herein. Each Member’s initial Capital Account is set forth opposite their respective names on Schedule I in the column with the title “Initial Capital Contribution,” which initial Capital Accounts apply the principles of Regulation Section 1.704-1(b)(2)(iv)(d) and thereafter such Capital Accounts shall be adjusted as follows:
          (a) The Capital Account of each Member shall be increased by:
               (i) The amount of any Net Profits (and any items of income or gain) allocated to such Member;
               (ii) The amount, if any, of any Company liabilities assumed by such Member or taken subject to or in connection with the distribution of property to such Member by the Company;
               (iii) The amount of any cash contributed by the Member to the Company; and
               (iv) The initial Asset Value of property contributed to the Company by such Member.
          (b) The Capital Account of each Member shall be decreased by:
               (i) The amount of cash distributed to such Member by the Company;
               (ii) The amount of any Net Losses (and any items of deduction or loss) allocated to such Member;
               (iii) The Asset Value of any property distributed to such Member by the Company; and
               (iv) The amount of any liabilities of such Member assumed by the Company or taken subject to or in connection with the contribution of property by such Member to the Company.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations under Section 704(b) of the Code and, to the extent not inconsistent with the provisions of this

Agreement, shall be interpreted and applied in a manner consistent with such Regulations.
     6.5 Allocations of Net Profits and Net Losses.
          (a) Subject to the special allocations set forth in Sections 6.6 and 6.9 below, Net Profits for each Fiscal Year shall be allocated among the Members as follows:
               (i) First to restore any Net Losses allocated in accordance with Section 6.5(b)(ii) in proportion to and to the extent of such prior allocations; thereafter
               (ii) To the Members in accordance with their respective Percentage Interests.
          (b) Subject to the special allocations set forth in Sections 6.6 and 6.9 below, Net Losses for each Fiscal Year shall be allocated among the Members as follows:
               (i) First to the Members in accordance with their respective Percentage Interests to the extent that such allocations would not create or increase a deficit in any Member’s Adjusted Capital Account Balance;
               (ii) To the Members with positive Adjusted Capital Account Balances in proportion to and to the extent of such balances; thereafter
               (iii) To the Members in accordance with their respective Percentage Interests.
     6.6 Special Allocations.
          (a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article 6, if there is a net decrease in partnership minimum gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for the Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in partnership minimum gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 6.6(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.
          (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article 6, if there is a net decrease in partner nonrecourse debt minimum gain attributable to a partner nonrecourse debt during any Fiscal Year, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specifically allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 6.6(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.
          (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit in such Member’s Adjusted Capital Account Balance as quickly as possible, provided that, an allocation pursuant to this Section 6.6(c) shall be made only if and to the extent that such Member would have an deficit in such Member’s Adjusted Capital Account Balance after all other allocations provided for in this Article 6 have been tentatively made as if this Section 6.6(c) were not in the Agreement.
          (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that, an allocation pursuant to this Section 6.6(d) shall be made only if and to the extent that such Member would have a deficit in such Member’s Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article 6 have been made as if Section 6.6(c) and this Section 6.6(d) were not in the Agreement.
          (e) Nonrecourse Deductions. Nonrecourse deductions for any Fiscal Year shall be allocated to the Members pro rata in accordance with their Percentage Interests.
          (f) Partner Nonrecourse Deductions. Partner nonrecourse deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss, or to the Members in the proportions in which they bear the economic risk of loss, with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Regulation Section 1.704-2(i)(1).

          (g) Section 754 Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of the Membership Interest of such Member, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the adjusted tax basis of the asset) or loss (if the adjustment decreases the adjusted tax basis of the asset), and such gain or loss shall be specially allocated to the Members in accordance with their Percentage Interests if Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made if Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
          (h) Special Allocation. Notwithstanding any other provision of this Article 6, the Manager shall specially allocate to Founders (following the contribution of the Membership Units from TIP to Founders) the deductions arising from the compensation liability which TIP contributed to the Company, which compensation liability is associated with the accounts receivable also contributed by TIP to the Company in such manner as the Manager in its sole discretion determines.
     6.7 Tax Allocations.
          (a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Asset Value (computed in accordance with the definition of Asset Value).
          (b) In the event the Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
          (c) Any elections or other decisions relating to allocations under this Section 6.7 shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement; provided that, the Company shall elect to apply the traditional allocation method permitted by the Regulations; provided, however, with respect to intangibles contributed to the Company, the Company shall elect to apply the traditional allocation method with “back-end” curative allocations as provided for in Treas. Reg. §1.704-3(c)(3)(iii)(B). Allocations pursuant to this Section 6.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account, share of Net Profit, Net Loss or distributions pursuant to any provision of this Agreement.

     6.8 Tax Decisions. From the date hereof until the date prior to the IPO Date, TIM shall be the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code and, on and after the IPO Date, TI shall be the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Company shall file as a partnership for federal, state and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Company, and all other tax decisions and determinations relating to federal, state or local tax matters of the Company, shall be made by the Tax Matters Member, in consultation with the Company’s attorneys and/or accountants; provided that, the Company shall make an election under Section 754 of the Code promptly following the date hereof. Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Member. The Tax Matters Member shall keep the other Members reasonably informed as to any tax actions, examinations or proceedings relating to the Company and shall submit to the other Members, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Company. As soon as reasonably practicable after the end of each Fiscal Year, the Company shall send to each Member a copy of IRS Schedule K-1, and any comparable statements required by applicable state or local income tax Law, with respect to such Fiscal Year. The Company also shall provide the Members with such other information as may be reasonably requested for purposes of allowing the Members to prepare and file their own tax returns.
     6.9 Curative Allocations. The allocations set forth in Section 6.6 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the maximum extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.9. Accordingly, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner the Manager determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to this Article 6 without regard to the Regulatory Allocations. In exercising its discretion under this Section 6.9, the Manager shall take into account future Regulatory Allocations under Section 6.6 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 6.6.
ARTICLE 7
BOOKS AND RECORDS; REPORTS
     7.1 Books and Records. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business in accordance with GAAP. Such books of account shall at all times be maintained at the principal place of business of the Company and shall, solely to the extent required under applicable Law, be open to inspection and examination at reasonable times by each Member and its duly authorized representatives. Without limiting the foregoing, the Company shall keep at its principal office the following:
          (a) a current list of the full name and the last known street address of each Member;
          (b) a copy of the Certificate of Organization and this Agreement and all amendments thereto;
          (c) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years;
          (d) copies of any financial statements, if any, of the Company for the six most recent Fiscal Years; and
          (e) such other documents with respect to the Company’s business as may reasonably be required from time to time by the Manager.
ARTICLE 8
CERTIFICATES; MEMBERSHIP UNITS; RESTRICTIONS ON TRANSFER.
     8.1 Certification of Units. The Company may in its sole discretion issue certificates to the Members representing the Membership Units held by each Member.
     8.2 Legend. In the event that certificates representing Membership Units are issued, such certificates will bear the following legend and any other legend required by applicable law or agreement:
THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND MAY NOT BE SOLD, EXCHANGED, TRANSFERRED, PLEDGED, HYPOTHECATED ASSIGNED, DISTRIBUTED, MORTGAGED, ENCUMBERED OR OTHERWISE DISPOSED OF OR HAVE A SECURITY INTEREST GRANTED WITH RESPECT TO EXCEPT IN ACCORDANCE WITH AND SUBJECT TO ALL THE TERMS AND CONDITIONS OF THE AMENDED AND RESTATED OPERATING AGREEMENT DATED AS OF [ ], 2008, AS SUCH MAY BE AMENDED AND/OR RESTATED FROM

TIME TO TIME, A COPY OF WHICH THE COMPANY WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE. NO REGISTRATION OF TRANSFER OF THESE MEMBERSHIP UNITS WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.
THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, EXCHANGED, TRANSFERRED, PLEDGED, HYPOTHECATED ASSIGNED, DISTRIBUTED, MORTGAGED, ENCUMBERED OR OTHERWISE DISPOSED OF OR HAVE A SECURITY INTEREST GRANTED WITH RESPECT TO EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENT OF SUCH ACT AND SUCH LAWS.
     8.3 Splits, Distributions and Reclassifications. The Company shall not in any manner subdivide (by any unit split, unit distribution, reclassification, recapitalization or otherwise) or combine (by reverse unit split, reclassification, recapitalization or otherwise) the outstanding Membership Units unless an identical event is occurring with respect to the Class A Common Stock, in which event the Membership Units shall be subdivided or combined concurrently with and in the same manner as the Class A Common Stock.
     8.4 Incentive Plans. At any time TI issues a share of Class A Common Stock pursuant to an Incentive Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award or otherwise), the following shall occur, notwithstanding anything to the contrary contained herein:
          (a) TI shall be deemed to contribute to the capital of the Company an amount of cash equal to the current per share market price of a share of Class A Common Stock on the date such share is issued (or, if earlier, the date the related option is exercised);
          (b) the Company shall be deemed to purchase from TI a share of Class A Common Stock for an amount of cash equal to the amount of cash deemed contributed by TI to the Company in clause (a) above (and such share is deemed delivered to its owner under the Incentive Plan);

          (c) the net proceeds (including the amount of any payments made on a loan with respect to a stock purchase award) received by TI with respect to such share, if any, shall be concurrently transferred to the Company (and such net proceeds so transferred shall not constitute a Capital Contribution); and
          (d) the Company shall issue to TI one (1) Membership Unit registered in the name of TI;
provided, however, that the Company shall not issue any Membership Units pursuant to this Section 8.4 prior to the issuance of Membership Units on the IPO Date to TIP (the “Issuance Time”). Immediately following the Issuance Time, the Company shall issue Membership Units to TI in an amount equal to the number of shares of Class A Common Stock issued by TI pursuant to an Incentive Plan prior to the Issuance Time and the mechanics in sections (a) through (d) of this Section 8.4 shall be followed with respect to such issuance of Membership Units. The Company shall retain any net proceeds that are paid directly to the Company.
     8.5 Registered and Private Offerings and Class A Common Stock Repurchases. Notwithstanding anything to the contrary contained herein:
          (a) at any time TI issues a share of Class A Common Stock pursuant to a primary public offering registered under the Securities Act (other than the initial public offering of Class A Common Stock on Form S-1, including any exercises by the underwriters of their option to purchase additional shares with respect thereto) or in a private placement, the net proceeds received by TI with respect to such share, if any, shall be concurrently transferred to the Company and the Company shall issue to TI one (1) Membership Unit registered in the name of TI for every share of Class A Common Stock issued by TI.
          (b) at any time TI repurchases or redeems a share of Class A Common Stock, including, without limitation, with respect to the forfeiture of any unvested restricted stock awards or units or other restricted equity compensation or with respect to repurchases or redemptions made in the public market or in privately negotiated transactions, the Company shall, immediately prior to such repurchase or redemption, redeem one (1) Membership Unit registered in the name of TI for every share of Class A Common Stock repurchased or redeemed by TI, upon the same terms and for the same price (but not including any commissions, fees or taxes) as each share of Class A Common Stock is repurchased or redeemed.
     8.6 Members.
          (a) The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of the Membership Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Membership Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

          (b) Each Member represents and warrants that such Member is acquiring the Membership Units solely for such Member’s own account for investment and not with a view to resale in connection with, any distribution thereof. Each Member agrees that such Member will not, directly or indirectly, Transfer any of the Membership Units (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Membership Units) or any interest therein or any rights relating thereto or offer to Transfer, except in compliance with the Securities Act, all applicable state securities or “blue sky” laws and this Agreement, as the same may be amended from time to time. Any attempt by a Member, directly or indirectly, to Transfer, or offer to Transfer, any Membership Units or any interest therein or any rights relating thereto without complying with the provisions of this Agreement, shall be void and of no effect.
          (c) Each Member acknowledges receipt of advice from the Company that:
               (i) the Membership Units have not been registered under the Securities Act or qualified under any state securities or “blue sky” laws,
               (ii) it is not anticipated that there will be any public market for the Membership Units,
               (iii) the Membership Units must be held indefinitely, unless converted into Class A Common Stock as set forth in this Agreement, and such Member must continue to bear the economic risk of the investment in the Membership Units unless the Membership Units are subsequently registered under the Securities Act and such state laws or an exemption from registration is available,
               (iv) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to sales of any securities of the Company, the Company has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future,
               (v) when and if the Membership Units may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of Rule 144 and the provisions of this Agreement,
               (vi) if the exemption afforded by Rule 144 is not available, public sale of the Membership Units without registration will require the availability of an exemption under the Securities Act,
               (vii) restrictive legends shall be placed on any certificate, if certificates are issued, representing the Membership Units, and
               (viii) a notation shall be made in the appropriate records of the Company indicating that the Membership Units are subject to restrictions on transfer and, if the Company should in the future engage the services of a transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Membership Units.
          (d) Each Member represents and warrants that (i) such Member’s financial situation is such that such Member can afford to bear the economic risk of holding the Membership Units for an indefinite period and (ii) such Member can afford to suffer the complete loss of such Member’s investment in the Membership Units.
          (e) Each Member represents and warrants that (i) such Member is familiar with the business and financial condition, properties, operations and prospects of the Company and that such Member has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of the acquisition of the Membership Units and to obtain any additional information that such Member deems necessary, (ii) such Member’s knowledge and experience in financial and business matters is such that such Member is capable of evaluating the merits and risk of the investment in the Membership Units and (iii) such Member has carefully reviewed the terms and provisions of this Agreement and has evaluated the restrictions and obligations contained therein. In furtherance of the foregoing, each Member represents and warrants that (1) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of the Company or as to the desirability or value of an investment in the Company has been made to such Member by or on behalf of the Company, (2) such Member has relied upon such Member’s own independent appraisal and investigation, and the advice of such Member’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company and (3) such Member will continue to bear sole responsibility for making its own independent evaluation and monitoring of the risks of its investment in the Company.
          (f) Each Member represents and warrants that:
               (i) such Member has duly executed and delivered this Agreement or a joinder agreement to this Agreement substantially in the form attached hereto as Exhibit A;
               (ii) all actions required to be taken by or on behalf of the Member to authorize it to execute, deliver and perform its obligations under this Agreement have been taken and this Agreement constitutes such Member’s legal, valid and binding obligation, enforceable against such Member in accordance with the terms hereof;
               (iii) the execution and delivery of this Agreement and the consummation by the Member of the transactions contemplated hereby in the manner contemplated hereby do not and will not conflict with, or result in a breach of any terms of, or constitute a default under, any agreement or instrument or any statute, law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority which is applicable to the Member or by which the Member or any material portion of its properties is bound;

               (iv) no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by such Member in connection with the execution and delivery of this Agreement or the performance of such Member’s obligations hereunder;
               (v) such Member is an “accredited investor” within the meaning of Regulation D under the Securities Act;
               (vi) if such Member is an individual, such Member is a resident of the state set forth below such Member’s name on Schedule I hereto; and
               (vii) if such Member is not an individual, such Member’s principal place of business and mailing address is in the state or foreign jurisdiction set forth below such Member’s name on Schedule I hereto.
     8.7 Exchange of Membership Units.
          (a) Subject to Section 8.7(b), any Member other than TI (a “Non-TI Member”) shall have the right to exchange its Membership Units for Class A Common Stock in accordance with the Amended and Restated Articles of Incorporation (the “Exchange Rights”). To exercise its Exchange Rights, a Non-TI Member shall deliver to TI a Notice of Exchange and shall comply with the requirements for exercising the Exchange Rights set forth in the Amended and Restated Articles of Incorporation.
          (b) For a period of six (6) years following the IPO Date, a Non-TI Member shall not be permitted to exercise its Exchange Rights with respect to any or all of the Membership Units that are Beneficially Owned by such Non-TI Member on the later of (A) the IPO Date or (B) the date of the last exercise by the underwriters of their option to purchase additional shares with respect to the initial public offering of Class A Common Stock on Form S-1 (such Membership Units, the “IPO Units”), except as follows:
               (i) beginning on the one year anniversary of the IPO Date, each Non-TI Member may exchange up to 20% of its IPO Units during each one-year period ending on the second, third, fourth, fifth and sixth year anniversary of the IPO Date; if during any such one-year period a Non-TI Member exchanges less than 20% of its IPO Units, the remaining unexchanged portion may not be exchanged in any subsequent one-year period (as used herein, “IPO Units” shall be as adjusted for any subdivisions or combinations as contemplated in Section 8.3 hereof);
               (ii) each Non-TI Member may exchange any or all of the IPO Units that are Beneficially Owned by such Member if such exchange is approved by the unanimous vote of the independent members of the Board; or
               (iii) if TI engages in a merger, share exchange, consolidation, division or capital reorganization or reclassification of its capital stock or the sale of all or substantially all of its assets to another Person, then immediately prior to such event, unless prohibited by the unanimous vote of the independent members of the

Board, each Non-TI Member may exchange any or all of the IPO Units that are Beneficially Owned by such Member.
          (c) If TI engages in a merger, share exchange, consolidation, division or capital reorganization or reclassification of its capital stock or the sale of all or substantially all of its assets to another Person, then upon or immediately prior to such event, upon the determination and approval of the unanimous vote of all the members of the Board, all outstanding Membership Units that are Beneficially Owned by Non-TI Members shall be automatically exchanged for Class A Common Stock.
     8.8 Restrictions on Transfer of Membership Units.
          (a) Notwithstanding anything in this Agreement to the contrary, from and after the IPO Date no Member may Transfer record ownership or Beneficial Ownership of any or all of the Membership Units that are Beneficially Owned by it (and any rights it may have under this Agreement), except
               (i) in connection with a merger or consolidation of TIP, Founders, TI or the Company or
               (ii) by a Non-TI Member:
                    (1) to TI by the exchange of Membership Units for Class A Common Stock in accordance with Section 8.7 or to TI by Founders pursuant to any exercises by the underwriters of their option to purchase additional shares with respect to the initial public offering of Class A Common Stock on Form S-1;
                    (2) to Turner GP, LLC (or its members) or TIP (or its shareholders);
                    (3) to heirs, executors or other beneficiaries of the Member upon death; provided, however, that such transferee shall remain subject to the terms of this Agreement as if such Member continued to hold the Membership Units Beneficially Owned by it; or
                    (4) for estate planning purposes, if the Member is an individual and the transfer is authorized by the prior written approval (such approval not to be unreasonably withheld or delayed) of the Manager, to (A) a trust under which the distribution of the Membership Units may be made only to beneficiaries who are such Member, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants, (B) a charitable remainder trust, the income from which will be paid to such Member during his or her life, (C) a corporation, the stockholders of which are only such Member, his or her spouse, his or her parents, members of his or her immediate family, his or her lineal descendants, or trusts described in subparagraph (A) hereof, or (D) a partnership or limited liability company, the partners or members of which are only such Member, his or her spouse, his or her parents, members of his or her immediate family, his or her lineal descendants, or trusts described in subparagraph (A) hereof.

          (b) Any proposed Transfer by a Member pursuant to the terms of this Section 8.8 shall, in addition to meeting all of the other requirements of this Agreement, satisfy the following conditions: (i) the Transfer will not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Section 1.7704-1 of the Regulations, and, at the request of the Manager, the transferor and the transferee will have each provided the Company a certificate to such effect; (ii) the proposed transfer will not result in the Company having more than 99 Members, within the meaning of Section 1.7704-1(h)(1) of the Regulations (determined pursuant to the rules of Section 1.7704-1(h)(3) of the Regulations); and (iii) the Transfer will not cause all or any portion of the assets of the Company to constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder. The Manager may, in its sole discretion, waive the condition set forth in clause (ii) of this subsection (b).
          (c) The Company shall, from the effective date of any Transfer of Membership Units in compliance with the provisions of this Section 8.8, thereafter pay all further Distributions on account of such Membership Units to the transferee of such Membership Units and the Company shall promptly amend Schedule I to reflect any such Transfer of Membership Units pursuant to this Section 8.8; provided that, such transferee shall have no rights or powers as a Member unless such transferee complies with Section 8.8(d).
          (d) In the event any Non-TI Member Transfers its Membership Units in compliance with the provisions of this Section 8.8, then:
               (i) the transferee thereof shall have the right to become a substitute Member but only upon satisfaction of the following:
                    (1) execution of such instruments as the Manager deems reasonably necessary or desirable to effect such substitution;
                    (2) if the Memberships Units being transferred are IPO Units, then execution of such documentation as the Manager deems reasonably necessary or desirable to acknowledge the restrictions of Section 8.7 with respect to such IPO Units; and
                    (3) prior to any transferee being admitted as a Member each such transferee shall execute a joinder agreement to this Agreement, substantially in the form attached hereto as Exhibit A;
               (ii) the transferor and transferee of any Membership Units shall be jointly and severally obligated to reimburse the Members (other than the transferor and transferee) and the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Membership Units, whether or not consummated; and

               (iii) any Transfer and any related admission of a Person as a Member in compliance with this Section 8.8 shall be deemed effective on such date that the transferee or successor in interest complies with the requirements of this Agreement. On such date, the transferee shall enjoy all of the rights and shall be subject to all of the restrictions and obligations of the transferor of such transferee. The Manager or an authorized Officer shall amend Schedule I attached hereto to reflect such admittance of any substitute Members.
ARTICLE 9
DISSOLUTION, LIQUIDATION AND TERMINATION
     9.1 No Dissolution. The Company shall not be dissolved by the admission of additional Members in accordance with the terms of this Agreement.
     9.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Dissolution Event”):
          (a) the written consent of TI;
          (b) the entry of a decree of judicial dissolution under Section 8972 of the Act;
          (c) any event which makes it unlawful for the business of the Company to be carried on by the Members; or
          (d) the Bankruptcy of TI; provided, however, that upon any such event, the Company shall be deemed dissolved, but such dissolution shall not cause the termination of the Company, it being understood and agreed that, upon any such dissolution, the Other Members and Founders by majority vote may elect to continue to carry on the Company business pursuant to, and subject to, all of the terms and provisions of this Agreement.
In no event shall the Company be dissolved or its affairs wound up upon the occurrence of (i) the Bankruptcy of an Other Member or Founders, (ii) an Other Member or Founders executing an assignment for the benefit of creditors, (iii) the death, retirement, insanity, resignation, expulsion or dissolution of an Other Member or Founders or (iv) any other event that terminates the continued membership of an Other Member or Founders in the Company.
     9.3 Distribution upon Dissolution. Upon dissolution, the Company shall continue until the winding up of the affairs of the Company is completed. Upon the dissolution of the Company, the Manager or any other Person designated by the Manager (the Manager or such other Person, the “Liquidation Agent”), shall take full account of the assets and liabilities of the Company and shall, unless the Members agree otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:
          (a) First, to the payment of debts and liabilities of the Company (including payment of all indebtedness to Members and/or their Affiliates, to the extent permitted by Law), including the expenses of liquidation;
          (b) Second, to the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company (“Contingencies”). Such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.3; and
          (c) The balance, if any, to the holders of Membership Units, pro rata, in accordance with their positive Capital Account balances (as determined after giving effect to all allocations set forth in Article 6).
     9.4 Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.
     9.5 Termination. The Liquidation Agent shall promptly file the Certificate of Dissolution with the Department of State of the Commonwealth of Pennsylvania in the manner required by the Act when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, have been distributed to the holders of Membership Units in the manner provided for in this Article 9. The existence of the Company shall cease upon the filing of the Certificate of Dissolution with the Department of State of the Commonwealth of Pennsylvania in the manner required by the Act.
     9.6 Claims of the Members. The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person. No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance upon dissolution or termination of the Company or otherwise.
ARTICLE 10
LIABILITY AND INDEMNIFICATION
     10.1 Liability of Members. Except as otherwise provided under the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and neither any Member nor the Manager shall be obligated or liable for any such debt, obligation or liability of the Company. Except as otherwise provided by the laws of the Commonwealth of Pennsylvania, the debts, obligations and liabilities of any Member, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liability of such Member and neither any other Member, the Manager (in its capacity as such) nor the Company shall be obligated or liable for any such debt, obligation or liability of such Member.
     10.2 Indemnification by the Company.
          (a) The Company shall indemnify, defend and hold harmless an Indemnified Representative against Expenses incurred in connection with any Proceeding in which the Indemnified Representative may be involved as a party or otherwise by reason of the fact the Indemnified Representative is or was a Member, the Manager, a director or officer of TI, an officer of the Company, a subsidiary of the Company, an officer or director of a subsidiary (or a Person holding a similar position in a subsidiary that is not a corporation), or is or was serving at the request of the Company as a director, officer, manager, employee or agent of another corporation, partnership, company, partnership, employee benefit plan joint venture, trust or other entity or enterprise. Notwithstanding the foregoing, indemnification under this Section 10.2 shall not be available to an Indemnified Representative where the conduct of the Indemnified Representative has been finally determined by a court in an order not subject to further appeal to constitute willful misconduct or recklessness.
          (b) For the purposes of this Section 10.2 and Article 11:
               (i) “Expenses” means losses, damages, claims (including third party claims) charges, interest, taxes, costs, judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements, fees and costs (including court filing fees, court costs, arbitration fees or costs, witness fees, and fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).
               (ii) “Indemnified Representative” means a Member, the Manager, a director or officer of TI, an officer of the Company, a subsidiary of the Company (and its officers and directors, or Persons occupying similar positions in a subsidiary that is not a corporation) and any other Person designated as an Indemnified Representative by the Manager.
               (iii) “Proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of any of the Company, the Manager, a class of either of their security holders or otherwise. Without limiting the generality of the foregoing, a derivative action brought by shareholders of TI against one or more Persons who are or were directors of officers of TI, but to which the Company is not a party, is a Proceeding.

          (c) If an Indemnified Representative is entitled to indemnification in respect of a portion, but not all, of any Expenses to which such Person may be subject, the Company shall indemnify such Indemnified Representative to the maximum extent for such portion of the Expenses.
          (d) The termination of a Proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendre or its equivalent shall not of itself create a presumption that the Indemnified Representative is not entitled to indemnification.
          (e) Notwithstanding any other provision of this Section 10.2, the Company shall not indemnify under this Section 10.2 an Indemnified Representative for any Expense incurred in a Proceeding initiated (which shall not be deemed to include counter claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the Person seeking indemnification unless such initiation of or participation in the Proceeding is authorized, either before or after its commencement, by the Manager. This Section 10.02(e) does not apply to reimbursement of Expenses incurred in successfully prosecuting or defending an action relating to the right to indemnification, contribution or advancement of expenses pursuant to this Section 10 or otherwise successfully prosecuting or defending the rights of an Indemnified Representative granted by or pursuant to this Section 10.2.
          (f) The Company shall pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by an Indemnified Representative in advance of the final disposition of a Proceeding described in Section 10.2(a) or the initiation of or participation in which is authorized pursuant to Section 10.2(d) upon receipt of an undertaking by or on behalf of the Indemnified Representative to repay the amount if it is ultimately determined by a court in an order not subject to further appeal that such Person is not entitled to be indemnified by the Company pursuant to this Section 10.2. Neither action by the Manager nor confirmation of the financial ability of an Indemnified Representative to repay an advance shall be a prerequisite to the making of such advance. The advancement of expenses shall not be deemed exclusive of any other rights to which an Indemnified Representative may be entitled.
          (g) To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the Company may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, grant a security interest in any assets or properties of the Company, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Manager shall deem appropriate. Absent fraud, the determination of the Manager with respect to such amounts, costs, terms and conditions shall be conclusive against all security holders, officers and directors and shall not be subject to voidability.
          (h) If indemnification is available to an Indemnified Representative pursuant to this Section 10.2, an Indemnified Representative shall be entitled to indemnification within 30 days after a written request for indemnification has been delivered to the Manager.
          (i) If the indemnification provided for in this Section 10.2 or otherwise is unavailable for any reason in respect of any Expense or portion thereof, the Company shall contribute to the payment of the amount of Expenses for which indemnification is not available in such proportion as is appropriate to reflect the intent of this Section 10.2.
          (j) Each Person who shall act as an Indemnified Representative shall be deemed to be doing so in reliance upon the rights of indemnification, contribution and advancement of expenses provided by this Section 10.2.
          (k) The indemnification and advancement of Expenses provided by, or granted pursuant to this Section 10.2 shall inure to the benefit of the heirs, executors, administrators and other legal successors of an Indemnified Representative.
          (l) Any indemnification hereunder shall be satisfied only out of the assets of the Company (including insurance and any agreements pursuant to which the Company and indemnified Persons are entitled to indemnification), and the Members shall not, in such capacity, be subject to personal liability by reason of these indemnification provisions.
          (m) No Person shall be denied indemnification in whole or in part under this Section 10.2 because such Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
          (n) All rights under this Section 10.2 shall be deemed a contract between the Company and each Indemnified Representative pursuant to which the Company and each Indemnified Representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.
ARTICLE 11
MISCELLANEOUS
     11.1 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party or Indemnified Representative. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto and any affected Indemnified Representatives shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible, or in any case involving an Indemnified Representative so that indemnification, contribution or advancement of expenses shall be available to the fullest extent possible.
     11.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested). Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail, the day after the date when sent by overnight courier service or the same day if sent by facsimile to the respective parties at the following addresses (or at such other address for a party as shall be specification notice given in accordance with this Section 11.2):
a.	If to the Company, to: Turner Investment Partners, LLC 1205 Westlakes Drive Suite 1000 Berwyn, PA 19312 Attention: Chief Financial Officer with copy to: General Counsel

b.	If to a Member, to the address set forth in Schedule I hereto, as may be amended from time to time.
     11.3 Power of Attorney.
          (a) Each Member hereby constitutes and appoints the Manager, with full power of substitution, as his true and lawful agent and attorney in fact, with full power and authority in his or its name, place and stead, to:
               (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the Commonwealth of Pennsylvania and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a Certificate of Dissolution; and (D) all instruments relating to the admission or withdrawal of any Member pursuant to Article 2 or transfer of Membership Units of a Member pursuant to Article 8; and
               (ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary,

in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement and/or appropriate or necessary (and not inconsistent with the terms of this Agreement), in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.
The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of his or its Membership Interest and shall extend to such Member’s heirs, successors, assigns and personal representatives.
     11.4 Material Transactions. Subject to the prior written consent of the Members holding at least 80% of the outstanding Membership Units, the Company will not enter into a Material Transaction. In the event that the Members holding at least 80% of the outstanding Membership Units (the “Drag-Along Members”) determine that all (or any portion) of the Membership Units should be sold to a third-party purchaser, then the Drag-Along Members shall have the right (the “Drag-Along Right”), upon written notice to the Members, to require that each Member join pro rata (based on the number of Membership Units being sold by all Members compared to the total number of Membership Units held by such Selling Member) in such sale by selling a pro rata portion of such Member’s Membership Units on substantially the same terms (including with respect to representations, warranties and indemnification) as the Drag-Along Members; For purposes of this Section 11.4, for each Member, “join pro rata in such sale” shall include voting its Membership Units consistently with the Drag-Along Members, transferring its Membership Units to a corporation organized in anticipation of such sale in exchange for capital stock of such corporation, executing and delivering agreements and documents which are being executed and delivered by the Drag-Along Members and providing such other cooperation as the Drag-Along Members may reasonably request.
     11.5 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party or Indemnified Representative shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties or Indemnified Representatives may have by Law.
     11.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and Indemnified Representatives and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.
     11.7 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

     11.8 Multiple Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile or as an attachment to an electronic mail message in “pdf” or similar format), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any other certificate, instrument, agreement or document required to be delivered pursuant to this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original for purposes of this Section 11.8, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
     11.9 Further Assurances. Each party shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.
     11.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     11.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of laws.
          (b) Unless otherwise specifically provided in this Agreement, any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined in any Pennsylvania Commonwealth or federal court sitting in the city of Philadelphia, Pennsylvania, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum.
          (c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
     11.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto and the Indemnified Representatives shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.
     11.13 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
     11.14 Amendments and Waivers.
          (a) Any provision of this Agreement may be amended or waived if, and only if, in the case of an amendment, by the prior written consent of the Members holding at least 80% of the outstanding Membership Units, or in the case of a waiver, in writing and signed by the party or parties against whom the waiver is to be effective; provided, however, that any amendment or revision to Schedule I of this Agreement to reflect the admission of new Members, the change of address of a Member, the withdrawal or resignation of a Member and the adjustment of the Membership Units resulting from any Transfer or other disposition of a Membership Unit shall not be deemed an amendment to this Agreement so long as such amendment or revision is made in accordance with the provisions set forth in this Agreement.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     11.15 No Third Party Beneficiaries. Except as expressly set forth herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, except that in the case of Section 10.2 hereof, the Indemnified Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of that section and shall have the right to enforce that section in their own names.
     11.16 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     11.17 Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive the benefit of any rule of Law or any legal decision which would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.
     11.18 Certain Legal Matters. This Agreement was prepared by counsel for the Company and such counsel does not represent the interests of any of the Members, other than Founders and TI. The interests of such other Members may in certain instances conflict with those of the Company. Each Person signing this Agreement (i) understands and agrees that this Agreement contains legally binding provisions and has certain financial and tax consequences for Members, (ii) has had the opportunity to consult with an independent lawyer regarding such provisions and consequences, and (iii) has either consulted such a lawyer or consciously decided not to consult such a lawyer.
     11.19 Section 83 Safe Harbor Election. By executing this Agreement or a counterpart hereof, each Member (a) expressly authorizes and directs the Manager and the Company to take any and all action which is reasonably necessary under applicable federal income tax law (as such law may be revised from time to time) to cause the “liquidation value” methodology to apply to the valuation for federal income tax purposes of any interests in the Company transferred in connection with the performance of services (including, without limitation, the election by the Manager and/or the Company of the “safe harbor” valuation method embodied in Proposed Regulation Section 1.83-3(l)), (b) expressly agrees to comply with all applicable requirements associated with causing such “liquidation value” methodology to apply to any such Membership Units, and (c) acknowledges and agrees that the provisions of this Section 11.19 are legally binding on such party, and that such provisions will survive such party ceasing to be a Member of the Company and/or the termination of the Company, and, for purposes of this Section 11.19 the Company shall be treated as continuing in existence.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, in each case as of the date first above stated.

SOLE MEMBER:

TURNER INVESTMENT MANAGEMENT LLC

By:

Name:	Thomas R. Trala, Jr.
Title:	President, COO and Treasurer

CURRENT MANAGER:

RETURNER HOLDINGS, LLC

By: Turner Investment Partners, Inc., the sole managing member of RETurner Holdings, LLC

By:

Name:	Robert E. Turner
Title:	Chairman and Chief Executive Officer

PROSPECTIVE SOLE MANAGING MEMBER:

TURNER INVESTMENTS, INC.

By:

Name:	Robert E. Turner
Title:	Chairman and Chief Executive Officer

SCHEDULE I
MEMBERS; MEMBERSHIP UNITS; INITIAL CONTRIBUTION
     (As of [ ])

	Initial Capital	Membership	Percentage
Member Name and Address	Contribution	Units	Interest
Turner Investment Management LLC	$			%
c/o Turner Investment Partners, Inc. 1205 Westlakes Drive, Suite 100, Berwyn, PA 19312

TOTAL:				%

SCHEDULE II
MEMBERS; MEMBERSHIP UNITS; INITIAL CONTRIBUTION
     (As of [ ])

Approximate
	Initial Capital	Membership	Percentage
Member	Contribution	Units	Interest
Turner Investments, Inc.	$			%
1205 Westlakes Drive, Suite 100 Berwyn, PA 19312
Turner Founders, L.P.	$			%
1205 Westlakes Drive, Suite 100 Berwyn, PA 19312
Thomas J. DiBella	$			%
[ ]
Frank L. Sustersic	$
[ ]
William C. McVail	$
[ ]
Robb J. Parlanti	$
[ ]
David Kovacs	$
[ ]
Thomas R. Trala, Jr.	$
[ ]
Glenn A. Dever	$
[ ]

TOTAL:				%

EXHIBIT A
JOINDER AGREEMENT
TO THE AMENDED AND RESTATED
OPERATING AGREEMENT OF TURNER INVESTMENT PARTNERS, LLC
     The undersigned, intending to be legally bound, hereby consents to, and agrees to become a party to and bound by, that certain Amended and Restated Limited Liability Company Operating Agreement of Turner Investment Partners, LLC (the “Company”), dated as of [  ], 2008 (the “Agreement”). The undersigned hereby acknowledges receipt of a copy of the Agreement and adopts and agrees to be bound by all of the terms, conditions and restrictions of the Agreement. The undersigned has caused this Joinder Agreement (this “Joinder Agreement”) to be duly executed as of the date written below. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Agreement. This Joinder Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile or as an attachment to an electronic mail message in “pdf” or similar format), each of which shall be binding as of the date set forth below, and, when delivered, all of which shall constitute one and the same instrument. The undersigned authorizes the Company to attach this signature page to the Agreement in order to make the undersigned a party to the Agreement.

Date:

Name:
Address:

EXHIBIT B
NOTICE OF EXCHANGE
     In accordance with Section 8.7 of the Amended and Restated Operating Agreement of Turner Investment Partners, LLC (the “Agreement”), the undersigned hereby irrevocably (i) presents to Turner Investments, Inc. (“TI”) for exchange                      Membership Units (the “Exchange Units”) in Turner Investment Partners, LLC in accordance with the terms of the Amended and Restated Articles of Incorporation of TI referred to in Section 8.7 of the Agreement, (ii) surrenders such Membership Units to TI and all right, title and interest therein and (iii) directs that the shares of Class A Common Stock of TI deliverable upon exchange of the Membership Units be delivered by TI to the address specified below and such shares of Class A Common Stock be registered or placed in the name(s) and at the address(es) specified below.
     The undersigned represents and warrants that the undersigned is permitted to exercise the exchange of the Exchange Units under Section 8.7 of the Agreement. The undersigned acknowledges and agrees that the exchange of the Exchange Units shall be in accordance with the Amended and Restated Articles of Incorporation of TI.
Dated:                       __,  _____

Name:

(Signature)

(Mailing Address)